Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (the “Agreement”) is made and entered into on August ___, 2024 by and among Rostislav Raykov (the “Executive”) and Fennec Pharmaceuticals, Inc., a Delaware corporation (“Fennec US”), Fennec Pharmaceuticals Inc., a British Columbia corporation (“Parent”) (Fennec US, Parent and their respective affiliated corporations, predecessors, and successors are collectively referred to herein as the “Company”). The Executive and the Company are sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Executive is employed by Fennec US pursuant to an employment agreement dated May 3, 2010 (the “Employment Agreement”);

AND WHEREAS the Company and the Executive mutually wish for Executive’s employment with the Company to cease effective on the close of business on August 4th, 2024 (the “Effective Date”);

AND WHEREAS, the Parties wish to confirm their respective rights and obligations in connection with the foregoing cessation of the Executive’s employment with the Company.

AGREEMENT

NOW THEREFORE, in consideration of and in exchange for the promises and covenants contained in this Agreement and the valuable consideration described herein, the sufficiency of which is hereby acknowledged by the Parties, the Parties mutually agree as follows:

1.             Separation Arrangements

(a)           Cessation of Employment. Executive and Company hereby agree and confirm that Executive’s employment shall end effective as of the Effective Date. Executive hereby agrees to resign as Chief Executive Officer (as well as any other officer position with any Company entity) on the day following the certification and filing of the Parent’s consolidated interim financial statements for the period ended June 30, 2024.

(b)           Continuation as Board Member. Notwithstanding clause (a) of this Section 1, the Parties agree that Executive shall not be resigning from the board of directors of Parent (the “Board”).

(c)          Remuneration and Vacation Up to Effective Date. The Company shall pay to the Executive his normal salary, less usual deductions for federal, state and local payroll taxes and other withholdings, up to and including the Effective Date in accordance with the Company’s normal payroll procedures. The pro rata portion of the Executive’s annual vacation entitlement that has not been taken prior to the Effective Date shall also be paid in accordance with the Company’s normal payroll procedures.

(d)            Expense Reimbursement. Executive will be reimbursed for all customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties up to the Effective Date, all in accordance with the Employment Agreement and Company policies, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses prior to the date that is ninety (90) days after the Effective Date.

(e)            Additional Payments. The Company shall also pay to Executive:

(i)         an amount equal to Executive’s current Base Salary, less usual deductions for federal, state and local payroll taxes and other withholdings, for a period of one (1) year, which amount shall be paid within five (5) days of the Effective Date; and

(ii)        a pro rata share of the Executive’s Annual Bonus (but only to the extent actually earned by Executive) not paid prior to the Effective Date, which shall be paid, less usual deductions for federal, state and local payroll taxes and other withholdings, after the 2024 fiscal year in accordance with the Company’s usual practice.

(f)            Options/RSUs. The Parties acknowledge and confirm that, as of the Effective Date, the Executive will, assuming no intervening exercises between now and then, hold the options and restricted stock units set forth in Schedule “A”. By remaining on the Board, the Parties confirm that the Executive remains a “Participant”, as such term is defined in the Parent’s Amended and Restated Stock Option Plan (the “Original Plan”), and in a “Service Relationship” as such term is defined in Parent’s 2020 Equity Incentive Plan (the “2020 Plan”). Accordingly, the options and RSUs set forth in Schedule “A” shall not be terminated in connection with the Executive’s change in status from an employee to a Board member and shall remain in in full force and effect in accordance with their respective terms and the Company plan under which they were granted (i.e. either Original Plan or the 2020 Plan, as applicable).

(g)           Vesting / Exercise Period. The Company agrees to accelerate the vesting of all options set forth in Schedule “A” which by their terms have not vested as of the Effective Date. The RSUs shall vest in accordance with their original terms. All options set forth in Schedule “A” shall remain exercisable until the earliest of: (i) their original respective date of expiry (as set forth in the column entitled Original Expiry Date, where applicable); (ii) the third anniversary of the date on which Executive no longer serves on the Board and is otherwise no longer a Participant or in a Service Relationship with the Company; or (iii) termination in connection with a Change in Control (as such term is defined in the Original Plan) or a Sale Event (as such term is defined in the 2020 Plan), as applicable.

(h)            COBRA Benefits. Executive’s existing coverage under the Company’s group health plan (and, if applicable, the existing group health coverage for his or her eligible dependents) will end on the last day of August, 2024. Executive and his or her eligible dependents may then be eligible to elect temporary continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive and his eligible dependents has been provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If Executive timely elects COBRA continuation coverage, then the Company will pay for COBRA coverage for him and, if applicable, his eligible dependents until the earliest of (i) the date that is twelve months after the Effective Date; (ii) the date when the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason.

(i)            Other Benefits. Other than as specifically provided above in this Section 1, Executive’s participation in any and all other Company employee benefit plans (including without limitation under the Parent’s Management M&A Incentive Plan dated November 15, 2022, as amended (the “M&A Incentive Plan”)) shall cease on the Effective Date. The Executive hereby consents to the termination of the M&A Incentive Plan. Further, in consideration of the benefits provided to the Executive under this Section 1, Executive agrees that he will not be granted any additional options or receive any additional cash fees for serving on the Board until the next annual election of directors.

(j)             Release. The consideration provided to Executive in clauses (e), (f), (g) and (h) of this Section 1 are conditional upon Executive signing and delivering this Agreement and not revoking the Release, as defined in Section 2 below.

2.             Acknowledgements and Release

(a)           Acknowledgements. The Executive acknowledges and agrees that he does not have any right to: (i) receive any cash payments from the Company other than as set forth in clauses (c), (d), (e) and (h) of Section 1 above; (ii) receive, acquire, possess, or vest into any additional stock options, shares, or restricted stock units, or any other shares, warrants, securities, derivative securities, or other class of capital stock of the Company other than as set forth in clause (f) and (g) of Section 1 above; or (iii) receive any other benefits other than as set forth in clause (h) of Section 1. The Executive hereby also acknowledges that he fully understands the terms of this Agreement, and has had the opportunity to receive independent legal representation in connection with the entering into this Agreement, and voluntarily accepts the payments and other benefits herein in consideration for the release set forth in subsection 2(b) below (the “Release”).

(b)           Release. The Executive, for himself or anyone who may have a claim by or through him, and for his heirs, estate, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges the Company, as well as each of the Company’s respective affiliates, parents, subsidiaries and related entities, officers, directors, shareholders, members, employees (past and present), professional employer organizations, as well as the Company’s insurers, reinsurers, agents, servants, representatives, attorneys, and assigns, and any and all other entities with whom the Company has been, are now, or may hereafter be affiliated (collectively “Releasees”), from any and all claims, demands, obligations, actions, causes of action, liabilities, debts, promises, agreements, demands, attorneys’ fees, losses and expenses, known or unknown, suspected or unsuspected, filed or unfiled, that Executive may have or have had arising out of any known or unknown fact, condition or incident occurring prior to the date of this Agreement, including but not limited to those arising out of or in connection with Executive’s employment, the cessation thereof, or any other interaction or relations with Releasees relating to the Company.

(c)           Understanding Respecting Release. It is understood and agreed that: (i) both the Release and any consideration transferred hereunder are deemed to be no admission whatsoever of liability on the part of the Releasees; and (ii) the Release shall not apply to the Company’s obligations set forth in this Agreement, nor to the Executive’s continued right to indemnification as an officer and/or director of any Company entity up to the Effective Date, including any actions taken in such positions up to the Effective Date, nor to the Executive’s continued right to indemnification as a director of Parent after the Effective Date, all as provided in Company constating documents and associated director and officer insurance policies of the Company; (iii) the Release shall enure to the benefit of the Releasees and shall be binding on the Executive as well as the Executive’s heirs, representatives, successors and assigns; and (iv) the Release is not a condition for the Executive to receive any money to which the Executive would otherwise be entitled to by operation of statute.

3.             No Representations Regarding Tax Consequences. The Executive understands and agrees that he (and not any Releasee) is solely responsible for payment of any taxes which are required to be paid to any governmental entity as a result of the Executive’s receipt of any of the consideration set forth in this Agreement, including but not limited to: (i) the options referred to in clauses (f) and (g) of Section 1, and the exercise thereof; and (ii) the RSUs referred to in clauses (f) and (g) of Section 1, and the vesting thereof.

4.             Continuing Obligations. Executive acknowledges and agrees that certain of Executive’s obligations under the Proprietary Information and Inventions Agreement signed by him continue after the Effective Date. These obligations include, but may not be limited to, obligations of confidentiality and obligations relating to any intellectual property to which Executive may have contributed while employed by the Company. Executive also acknowledges his continuing fiduciary obligations as a member of the Board. The Parties agree that, if a Sale Event has not occurred and, despite Executive remaining willing and able to serve on the Board, the Executive is not re-elected to the Board at the next annual meeting of shareholders, the Company may retain the Executive as an independent consultant. Any services provided by the Executive, and any remuneration therefor, under such independent consulting agreement shall be on a project-by-project basis, as may be agreed between the parties thereto at the time.

5.             Miscellaneous. This Agreement shall be interpreted under the laws of North Carolina, both as to interpretation and performance. This Agreement constitutes the entire agreement between the Parties regarding the Executive’s resignation and the cessation of Executive’s employment with the Company and supersedes all prior agreements, written or oral, between the Company and the Executive regarding such resignation and cessation of employment, and no other agreement, statement, or promise made by one Party to another as to any matter addressed in this Agreement shall be binding or valid. This Agreement cannot be orally modified. Any amendment or modification to this Agreement must be in writing, signed by the Executive and by a duly authorized representative of the Company. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each Party, and inure to the benefit of each Party, its agents, directors, officers, employees, servants, successors, and assigns. This Agreement is the product of arms-length negotiations and is considered to be jointly drafted. As such, it shall not be construed against any Party because that Party caused it to be reduced to a written instrument. The Parties agree that the terms of this Agreement are fair, reasonable and adequate and the Parties covenant never to challenge this Agreement. The failure of any Party to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument. A facsimile or digital signature shall be treated as an original signature for all purposes.

AGREED as of the date first written above.

/s/ Rostislav Raykov

FENNEC PHARMACEUTICALS, INc.

By:
/s/ Khalid Islam

FENNEC PHARMACEUTICALS INC.

By:
/s/ Khalid Islam